Exhibit 4.9

June 12, 2003

Dr. Howard Rubin
450 Long Ridge Road
Pound Ridge, NY 10576

and

Those Purchasers of META Group, Inc.
Common Stock in that certain
Private Placement Closed June 28, 2001

        Re:    Extension of Registration Rights—March 31, 2004

Ladies and Gentlemen:

        Pursuant to the registration rights currently in effect between you and META Group, Inc., the Company's obligations to register your shares of META Group, Inc. common stock cease in late June 2003.

        META Group, Inc., in exchange for good and valuable consideration, the receipt of which is hereby acknowledged, hereby extends such registration rights such that they will lapse on the earliest to occur of (i) March 31, 2004; (ii) the date on which all such shares have been sold; or (iii) the date on which all such shares are able to be sold without limitation pursuant to Rule 144(k) under the Securities Act of 1933, as amended.

META GROUP, INC.
By:	/s/ JOHN A. PIONTKOWSKI John A. Piontkowski, Chief Financial Officer